                                                                     Exhibit 2


                          AGREEMENT AND PLAN OF MERGER

                                 By and Between



                                   RENEX CORP.
                             a Florida corporation,


                             RENEX ACQUISITION CORP.
                           a Mississippi corporation,


                            DIALYSIS FACILITIES, INC.
                           a Mississippi corporation,



                            C. DAVID FINCH, JR., M.D.

                              CHARLES D. FINCH, SR.

                                       and

                                JEFFERY C. FINCH

                                TABLE OF CONTENTS


ARTICLE I.  DEFINITIONS......................................................................  1

ARTICLE II. MERGER...........................................................................  3
             2.1     The Merger..............................................................  3
             2.2     Effective Time of Merger................................................  3

ARTICLE III.  THE SURVIVING CORPORATION......................................................  3
             3.1     Certificate of Incorporation............................................  3
             3.2     Bylaws..................................................................  3
             3.3     Directors and Officers of Surviving Corporation.........................  3

ARTICLE IV.  CONVERSION OF SHARES; CLOSING...................................................  4
             4.1     Exchange Ratio..........................................................  4
             4.2     Exchange of Shares......................................................  4
             4.3     Investment Restrictions.................................................  4
             4.4     Closing.................................................................  4
             4.5     Shareholder and Company Performance at Closing..........................  4
             4.6     Parent and Sub Performance at Closing...................................  7
             4.7     Right of Set-Off........................................................  7
             4.8     Termination in Absence of Closing.......................................  7

ARTICLE V.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND
             SHAREHOLDERS....................................................................  8
             5.1     Organization............................................................  8
             5.2     Capitalization..........................................................  8
             5.3     Corporate Documents.....................................................  8
             5.4     Subsidiaries............................................................  9
             5.5     Authority...............................................................  9
             5.6     Consents and Approvals..................................................  9
             5.7     Financial Statements....................................................  9
             5.8     Title to Assets.........................................................  9
             5.9     Liabilities.............................................................  9
             5.10    Obligations to Affiliates............................................... 10
             5.11    Real Property........................................................... 10
             5.12    Employee Benefits....................................................... 10
             5.13    Labor and Employment Matters............................................ 11
             5.14    Personal Property....................................................... 12
             5.15    Insurance............................................................... 12
             5.16    Contracts and Commitments............................................... 12
             5.17    Contracts with Physicians, Hospitals, HMO's and Third Party Payors...... 13
             5.18    Inspection of Records................................................... 13
             5.19    Inventories............................................................. 13
             5.20    Equipment and Other Tangible Property................................... 14
             5.21    Permits................................................................. 14
             5.22    Intangible Rights....................................................... 14
             5.23    Litigation.............................................................. 14
             5.24    Compliance with Laws.................................................... 14
             5.25    Absence of Material Changes............................................. 14
             5.26    Banking Information..................................................... 15
             5.27    Tax Returns............................................................. 15


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
             5.28    Accounts Receivable..................................................... 16
             5.29    Medicare Matters........................................................ 16
             5.30    Compliance with Instruments............................................. 17
             5.31    Brokers' Commissions.................................................... 17
             5.32    Books and Records....................................................... 17
             5.33    Accuracy of Information................................................. 17
             5.34    Environmental Regulations............................................... 17
             5.35    Accounting Matters...................................................... 17

ARTICLE VI.  REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB................................ 17
             6.1     Parent Organization..................................................... 17
             6.2     Sub Organization........................................................ 18
             6.3     Parent Capitalization................................................... 18
             6.4     Sub Capitalization...................................................... 18
             6.5     Authority............................................................... 18
             6.7     Medicare Matters........................................................ 18
             6.8     Brokers' Commissions.................................................... 19

ARTICLE VII.  OBLIGATIONS PRIOR TO CLOSING................................................... 19
             7.1     Operation of Business................................................... 19
             7.2     Access to Books and Records............................................. 19
             7.3     Negative Covenants...................................................... 19
             7.4     Affirmative Covenants................................................... 21
             7.5     Company Acquisition Proposals........................................... 21
             7.6     Accounting Matters...................................................... 21
             7.7     Audit................................................................... 21
             7.8     Current Information..................................................... 21
             7.9     Public Announcements.................................................... 22
             7.10    Leases for Facilities................................................... 22

ARTICLE VIII.  CONDITIONS PRECEDENT TO THE CLOSING........................................... 23
             8.1     Conditions to Obligations of Parent and Sub............................. 23
             8.2     Conditions to Obligations of the Company and Shareholder................ 24

ARTICLE IX.  POST-CLOSING OBLIGATIONS........................................................ 24
             9.1     Survival of the Closing................................................. 24
             9.2     Further Assurances...................................................... 24
             9.3     Indemnification by Shareholders......................................... 24
             9.4     Non-Competition Agreement............................................... 25
             9.5     Publicity............................................................... 26
             9.6     Employment Arrangement.................................................. 26
             9.7     Audit................................................................... 26
             9.8     Board of Directors...................................................... 27
             9.9     Right of First Refusal.................................................. 27

ARTICLE X.  MISCELLANEOUS.................................................................... 27
             10.1    Costs and Expenses...................................................... 27
             10.2    Remedies................................................................ 27
             10.3    Exhibits and Schedules.................................................. 27
             10.4    Attorneys' Fees......................................................... 27
             10.5    Risk of Loss............................................................ 27
             10.6    Assignment and Amendment of Agreement................................... 27
             10.7    Notices................................................................. 28
             10.8    Entire Agreement........................................................ 28


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
             10.9    Waiver.................................................................. 28
             10.10   Governing Law........................................................... 28
             10.11   Counterparts............................................................ 28
             10.12   Captions................................................................ 29
             10.13   Successors and Assigns.................................................. 29
             10.14   Interpretation.......................................................... 29
             10.15   Severability............................................................ 29

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") entered into as of the _____ day of December, 1995 by and between RENEX CORP., a Florida corporation ("Parent"), RENEX ACQUISITION CORP., a Mississippi corporation ("Sub"), DIALYSIS FACILITIES, INC., a Mississippi corporation (the "Company"),
C. DAVID FINCH, JR., M.D., CHARLES D. FINCH, SR. and JEFFERY C. FINCH (C. DAVID FINCH, JR., M.D., CHARLES D. FINCH, SR. and JEFFERY C. FINCH are collectively referred to as the "Shareholders").


                                R E C I T A L S:


         A. The Company owns and operates three (3) kidney dialysis facilities located in Mississippi and Louisiana, through which it provides various forms of kidney dialysis treatments.

         B. Parent, Sub and the Company desire to effect a transaction in which the Company would be acquired by Parent through a merger of Sub with and into the Company, or alternately through a merger of the Company with and into Sub) upon the terms and subject to the conditions set forth herein (the "Merger").

         C. The respective Boards of Directors of Parent, Sub and the Company deem it advisable and in the best interest of their respective shareholders that Parent acquire the Company in the Merger and such Boards of Directors have approved the Merger, in each case, upon the terms and subject to the conditions set forth herein.

         D. The Shareholders own 100% of the outstanding capital stock of the Company and have agreed to the terms and conditions set forth herein.

         E. Parent, Sub, the Company and the Shareholders desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

         F. For federal income tax purposes, it is intended that the Merger qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

         G. For accounting purposes, it is intended that the Merger be accounted for as a "pooling of interest" between Parent and the Company.

         NOW, THEREFORE, in consideration of the premises and the mutual benefits to be derived therefrom and of the respective mutual covenants and agreements hereinafter set forth and such other good and valuable consideration, the adequacy and receipt of which is hereby acknowledged, the parties hereto do hereby agree as follows:


                             ARTICLE I. DEFINITIONS

         All capitalized terms used in this Agreement are used as defined in this Article I or elsewhere in this Agreement.

         1.1 Business. The provision of kidney dialysis treatments and related services, through three (3) dialysis clinics located in Jackson, Mississippi, Port Gibson, Mississippi and Delta, Louisiana, respectively.

         1.2 Parent. RENEX CORP., a Florida corporation.

         1.3 Closing Date. December 29, 1995, or such other date as may be agreed upon in writing by all parties hereto.

         1.4 Collateral Agreements. Any and all agreements, instruments, certificates or documents required or expressly provided for in this Agreement to be executed and delivered in connection with the transaction contemplated by this Agreement, including all exhibits attached hereto or to the Disclosure Schedule.

         1.5 Company. DIALYSIS FACILITIES, INC., a Mississippi corporation.

         1.6 Contracts. Any and all contracts, agreements (including management agreements, provider agreements, partnership agreements and joint venture agreements), franchises, understandings, arrangements, leases, licenses, registrations, authorizations, easements, servitudes, rights of way, mortgages, bonds, notes, guaranties, liens, indebtedness, approvals, or other instruments or undertaking to which such person is a party or to which or by which such person or the property of such person is subject or bound, excluding any Permits.

         1.7 Damages. Any and all damages, liabilities, obligations, penalties, fines, judgments, claims, deficiencies, losses, costs, expenses and assessments, including all attorneys' fees and costs and interest accruing (at the highest annual rate permitted by law) on such Damages.

         1.8 Disclosure Schedule. The Disclosure Schedule entered into between the parties hereto containing the disclosures, exhibits and schedules required pursuant to the terms of this Agreement.

         1.9 Financial Statements. The Company's unaudited financial statements consisting of a balance sheet as of November 30, 1995 and statements of income, cash flow and stockholders' equity for the eleven (11) months ended November 30, 1995 and the notes to the financial statements thereto, all as attached to the Disclosure Schedule as Exhibit "A" thereto.

         1.10 Governmental Authority. Any nation, country (including, but not limited to the United States of America) commonwealth, state, territory or possession thereof and any political subdivision of any of the foregoing, including, but not limited to courts, departments, commissions, boards, bureaus, agencies, ministries or other instrumentalities.

         1.11 Hazardous Materials. Any and all elements or compounds which are contained in a list of hazardous substances by the United States Environmental Protection Agency ("EPA") and the list of toxic pollutants designated by the United States Congress or the EPA or defined by any other Federal, state or local statute, law, ordinance, code rule, regulation order or degree regulating, relating to or imposing liability or standards of conduct concerning any hazardous, medical, toxic or dangerous waste, substance or material as now or at any time in effect.

         1.12 Intangible Rights. Any and all information, trade secrets, patents, copyrights, trademarks, tradenames and other intangible properties that are necessary or customarily used by the Company in the operation of its Business.

         1.13 Permits. Any and all permits, certificates of need, licenses, agencies, orders or contracts granted by any Governmental Authority necessary or used in the operation of the Business as presently conducted.


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         1.14 Shareholders. C. DAVID FINCH, JR., M.D., CHARLES D. FINCH, SR.,
and JEFFERY C. FINCH.

         1.15 Sub. RENEX ACQUISITION CORP., a Mississippi corporation


                               ARTICLE II. MERGER

         2.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 2.2 herein) Sub shall be merged with and into the Company, with the Company to continue as the surviving corporation on the Merger on the terms set forth herein (the "Surviving Corporation"), and the separate existence of Sub shall thereupon cease. Alternatively, the Company shall be merged with and into Sub, with the separate existence of the Company ceasing at the Effective Time, if Parent, in it sole judgment and discretion, deems such structure desirable and appropriate. In such event, all corresponding changes shall be deemed to have been made to this Agreement to reflect such structure. From and after the Effective Time, the Surviving Corporation shall be a wholly-owned subsidiary of Parent. The Merger shall have the effects set forth in Section 79-4-11.06 of the Mississippi Business Corporation Act.

         2.2 Effective Time of Merger. The Merger shall become effective when a properly executed Articles of Merger is duly filed with the Secretary of State of the State of Mississippi (or such later date as is specified in the Articles of Merger) in accordance with Section 79-4-11.05 of the Mississippi Business Corporation Act, which filing shall be made as soon as practicable after the Closing Date. When used in this Agreement, the term "Effective Time" shall mean the date and time at which such Articles of Merger is so filed or such later date and/or time as is agreed upon by the parties and specified in the Articles of Merger.


                     ARTICLE III. THE SURVIVING CORPORATION

         3.1 Certificate of Incorporation. The Articles of Incorporation of the Company as in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation; provided however, that the Articles of Incorporation shall be amended at or after the Effective Time such that the name of the Surviving Corporation shall be "Renex Dialysis Facilities, Inc."

         3.2 Bylaws. The By-Laws of Sub as in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation.

         3.3 Directors and Officers of Surviving Corporation.

                  (a) The Directors of Sub immediately prior to the Effective Time, James P. Shea and Jerry McNeill, shall be the initial directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Articles of Incorporation and By-Laws of the Surviving Corporation, or as otherwise provided by law.

                  (b) The officers of Sub immediately prior to the Effective Time, James P. Shea, President, Orestes Lugo, Vice President-Finance and Jerry McNeill, Vice President-Operations/Secretary, together with Jeffery C. Finch as Vice President, shall be the initial officers of the Surviving Corporation, shall hold office at the discretion of the Board of Directors of the Surviving Corporation and may be removed or replaced in accordance with and in the manner as provided in the By-Laws of the Surviving Corporation.

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                    ARTICLE IV. CONVERSION OF SHARES; CLOSING

         4.1 Exchange Ratio. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

                  (a) Each share of the two thousand (2,000) shares of common stock, no par value per share of the Company (the "Company Shares") issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 565.2845 shares of common stock, par value $.001 per share of Parent ("Renex Shares") ("Exchange Ratio") payable upon the surrender of the certificates formerly representing such Company Shares at the Closing. Certificates representing Company Shares shall be exchanged for certificates representing Renex Shares issued in consideration therefore in accordance with the provisions herein. If prior to the Effective Time, Parent should split or combine the Renex Shares, or pay a stock dividend or other stock distribution of Renex Shares, then the Exchange Ratio will be appropriately adjusted to reflect such split, combination, distribution or dividend.

                  (b) Each Company Share held in the treasury of the Company immediately prior to the Effective Time shall be cancelled, retired and shall cease to exist, and no Renex Shares shall be issued in exchange therefore.

                  (c) Each share of common stock, par value $1.00 per share of Sub issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and exchangeable for one Company Share of the Surviving Corporation.

         4.2 Exchange of Shares. At the Closing, Parent shall make available, and each holder of Company Shares will be entitled to receive upon surrender to the Parent of the certificates representing Company Shares, certificates representing Renex Shares in accordance with the conditions set forth in this
Article IV based on the Exchange Ratio.

         4.3 Investment Restrictions. The Renex Shares to be issued to the Shareholders, shall be "Restricted Securities" as that term is defined pursuant to the Securities Act of 1933, as amended, (the "1933 Act") and the rules and regulations promulgated thereunder. Shareholders represent to Parent and Sub that upon receipt of Renex Shares, that the Renex Shares are being acquired for investment purposes only and not with a view to the distribution thereof, except as may be permitted by the 1933 Act. The certificates representing Renex Shares shall contain a restrictive legend to the effect that the Renex Shares have not been registered pursuant to the 1933 Act or any state having jurisdiction thereof, and may not be sold, transferred or otherwise disposed of, except in compliance with the 1933 Act or unless Parent receives an opinion of counsel satisfactory to it that an exemption is available. A stop transfer order shall be placed on the Renex Shares with Parent's transfer agent.

         4.4 Closing. Subject to the terms and conditions of this Agreement, the Closing shall take place at 9:30 a.m. on the Closing Date, or such other date and time as is mutually agreed between the parties. The Closing shall take place at the offices of Wallace, Bauman, Fodiman & Shannon, P.A., 2222 Ponce de Leon Boulevard, Sixth Floor, Coral Gables, Florida 33134. The Closing shall be deemed to have been completed as of 11:59 p.m. on the date immediately prior to Closing Date.

         4.5 Shareholder and Company Performance at Closing. At or prior to the Closing, the Shareholders and the Company shall deliver to Parent and Sub:

                  (a) duly executed certificates from the Shareholders, with duly executed stock powers endorsed in blank, representing 100% of the outstanding Company Shares;

                  (b) a certificate duly executed by the Shareholders and the president of the Company to the effect that to the best of their knowledge:

                           (i) all of the representations and warranties made by
the Shareholders and the Company in this Agreement are true and correct in all material respects as of the Closing Date;

                           (ii) none of the covenants made by the Shareholders
or the Company in this Agreement have been breached in any material respect as of the Closing Date;

                           (iii) there have been no material adverse changes in
the condition of the Company since the date of the Financial Statements, whether financial or otherwise, through the Closing Date;

                  (c) a schedule of liabilities of the Company as of the Closing certified by the Shareholders and the Company as true and correct;

                  (d) all approvals and consents of all appropriate state regulatory agencies, if any, including all consents to the transfer of ownership of the Company as it impacts the Company's health care licenses, including its certificates of need and Medicare and Medicaid licenses and certifications;

                  (e) Executed Articles of Merger as required on Section 2.1 herein;

                  (f) A Medical Director's Employment Agreement executed by C. DAVID FINCH, JR., M.D. substantially in the form attached to the Disclosure Schedule as Exhibit "B", whereby C. DAVID FINCH, JR., M.D. shall agree to be employed by the Surviving Corporation, following the Closing, as its Medical Director;

                  (g) An Escrow Agreement executed by the Shareholders as required pursuant to Section 4.6(a) herein, together with duly executed stock powers in blank, covering the Renex Shares placed in escrow.

                  (h) Non-Competition Agreements executed by the Shareholders as required by Section 9.4 herein.

                  (i) Execution of a waiver by the Company and each Shareholder of the right of first refusal contained in the Company's By-laws.

                  (j) an opinion of counsel in form and substance satisfactory to Parent and Sub and its counsel that to their knowledge and based upon representations of management of the Company:

                           (i) The Company has been duly incorporated and is
validly existing and in good standing under the laws of the State of Mississippi and is authorized and qualified to do business as a foreign corporation in Louisiana and is in good standing in each jurisdiction where the character of its, business, properties or the nature of its activities makes such qualifications necessary;

                           (ii) The Company and the Shareholders have the full
power to conduct their business as presently conducted and to execute and deliver this Agreement and to perform its obligations hereunder;

                           (iii) The Company and the shareholders have
authorized the execution, delivery and performance of the Agreement by all necessary corporate and shareholder action;

                           (iv) The execution and delivery of the Agreement,
performance by the Company of its obligations under the Agreement and the exercise by the Company of the rights created by the Agreement do not (a) violate the Company's Articles of Incorporation or By-laws; (b) constitute a breach of or a default under any agreement or instrument to which the Company or any Shareholders are a party or by which they or their assets are bound, or result in the creation of a mortgage, security interest or other encumbrance upon the assets of the Company (except as set forth in the Agreement); (c) violate any judgment, decree or order of any court or administrative tribunal, which judgment, decree or order is binding on the Company or its assets; or (d) violate any Federal or state law, rule or regulation;

                           (v) Except as may be disclosed in the Disclosure
Schedule, no notice, report or other filing or registration with, and no consent, approval or authorization of, any Federal, state or local governmental authority is required to be submitted, made or obtained by the Company in connection with the execution, delivery and performance of the Agreement, which, if not obtained, could have a materially adverse impact on the transaction contemplated by the Agreement;

                           (vi) The Agreement and each Collateral Agreement
executed in connection herewith, is a valid and binding obligation of the Company and each Shareholder enforceable against the Company and each Shareholder under the laws of the State of Mississippi and the Federal law of the United States;

                           (vii) Except as set forth in the Disclosure Schedule,
counsel has no knowledge of any pending or threatened actions, claims, investigations or other proceedings against the Company which would have a materially adverse effect on the Company's business;

                           (viii) Except as described in the Disclosure Schedule
and Financial Statements, on the Closing Date, the Company has good and marketable title to all of its assets free and clear of all liens, mortgages, pledges, conditional sales agreements, security interests, restrictions, judgments, options, charges, claims or encumbrances of any kind;

                           (ix) The instruments of conveyance and assignment
delivered by Shareholders to Parent and Sub in accordance with their terms have vested in Parent all right, title, and interest to 100% of the capital stock of the Company;

                           (x) All Leases (as hereinafter defined) and Contracts
described in the Disclosure Schedule are valid and subsisting and no default exists thereunder;

                           (xi) There are no pending or threatened legal
proceedings against Shareholders or the Company which would have a material adverse impact on their assets or the Business or otherwise prevent consummation of the transaction contemplated herein;

                           (xii) there are no liens, mortgages, encumbrances,
charges, or other rights of third parties with respect to the Company's assets except as otherwise disclosed in the Disclosure Schedule hereto;

                  (k) Satisfactory evidence that Parent's designees shall be the only authorized signatories with respect to each of the Company's bank accounts and credit facilities listed in the Disclosure Schedule, or otherwise.

                  (l) Written resignations of all of the directors and officers of the Company; and

                  (m) Such other documents, certifications, instruments or Collateral Agreements as may be reasonably required by counsel to Parent and Sub.

         4.6 Parent and Sub Performance at Closing. At or prior to the Closing, Parent and Sub shall deliver or cause to be delivered to Shareholders the following:

                  (a) Certificates of Renex Shares duly issued in the names of each Shareholder in accordance with the Exchange Ratio, except that an aggregate of 113,000 Renex Shares, divided proportionately among the Shareholders, shall be issued in the name of such Shareholders, but delivered to Wallace, Bauman, Fodiman & Shannon, P.A. (the "Escrow Agent") to be held in escrow pursuant to that certain Escrow Agreement attached to the Disclosure Schedule as Exhibit "C" (the "Escrow Agreement");

                  (b) a certificate executed by an officer of Parent and Sub to the effect that all of the representations and warranties made by Parent and Sub in this Agreement are true and correct as of the Closing Date;

                  (c) written evidence that Parent's and Sub's boards of directors approved consummation of the transaction; and

                  (d) an opinion of counsel in form and substance satisfactory to the Company and the Shareholders that:

                           (i) the representations and warranties of Parent and
Sub contained in Article VI are correct as of the Closing Date; and

                           (ii) this Agreement and each Collateral Agreement
executed in connection therewith, is valid and enforceable against Parent and Sub in accordance with its terms;

         4.7 Right of Set-Off. The Renex Shares held in escrow by the Escrow Agent will be subject to a right of set-off in the event the Shareholders are required to provide indemnifica tion pursuant to Section 9.3 of this Agreement. The terms and conditions of the escrow and the right of set-off, are more particularly described in the Escrow Agreement.

         4.8 Termination in Absence of Closing.

                  (a) If by the close of business on the Closing Date, the Closing has not occurred, then any party may thereafter terminate this Agreement by written notice to the other parties hereto, without liability of or to any other party to this Agreement, unless the reason for closing having not occurred is (i) such party's breach of any of its obligations, representations, warranties or covenants or other provisions of this Agreement; or (ii) the failure of such party to perform its obligations hereunder.

                  (b) This Agreement and the transaction contemplated herein may be terminated and abandoned at any time on or prior to the Closing Date by either party if:

                           (i) any representation or warranty made herein for
the benefit of such party or any certificate, schedule or document furnished to such party pursuant to this Agreement is untrue; or

                           (ii) the other party shall have defaulted in any
respect in the performance of any obligation under this Agreement; or

                           (iii) a material adverse change has occurred to the
other party's financial or business condition.

                  (c) if this Agreement is terminated other than for any reason evidenced in Section 4.8(b) herein, Parent agrees to pay one-half (1/2) of the cost of the audit required pursuant to Section 7.7 herein.

                    ARTICLE V. REPRESENTATIONS AND WARRANTIES
                        OF THE COMPANY AND SHAREHOLDERS

         The Shareholders and the Company represent and warrant to Parent and Sub that, except as set forth in the Disclosure Schedule (which Disclosure
Schedule is dated the date hereof and delivered by the Shareholders and the Company to Parent and Sub and deemed a part hereof by this reference), to the best of their knowledge that the representations and warranties contained in
Article V are true and correct as of the date hereof and as of the Closing Date:

         5.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi. The Company has the corporate power to carry on its business as it is now being conducted or presently proposed to be conducted and has the power to own, manage, lease and hold its assets where such assets are located. The Company is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction in which the character and location of the properties owned by it or the nature of the business transacted by it makes such qualification necessary. The Company is qualified to do business in each of the states as set forth in the Disclosure Schedule.

         5.2 Capitalization. The Company is authorized to issue ten thousand (10,000) Company Shares, no par value, of which two thousand (2,000) Company Shares are issued and outstanding in the names of Shareholders as provided in the Disclosure Schedule. There is no other capital stock authorized by the Company. All Company Shares outstanding are validly issued, fully paid and non-assessable. There are no stockholder agreements, voting trust agreement or any other agreements restricting the transfer of the Company Shares. The Company has not authorized, and there is not outstanding at the date hereof, any preferred stock, options, warrants, calls, puts, convertible securities or other agreements or commitments obligating the Company to issue, or sell shares of its capital stock or other rights to purchase capital stock of the Company. All of the Shareholders' Company Shares are owned free and clear of any and all encumbrances, liens, claims, security agreements, pledges or other restrictions. None of the Company Shares were issued in violation of, or subject to, (i) any preemptive rights of any person to acquire securities of the Company or (ii) any Federal or state securities laws.

         5.3 Corporate Documents. The Articles of Incorporation and Bylaws of the Company attached as Exhibits "D" and "E" to the Disclosure Schedule are true and correct as of the Closing Date. The stock and minute books of the Company that have been made available to Parent for review contain a complete and accurate record of all shareholders of the Company and all actions of the shareholders and directors (and any committees thereof) of the Company.

         5.4 Subsidiaries. The Company does not have any subsidiaries or any interest or investment, direct or indirect, and has no commitment to purchase any interest or make any investment in, any other corporation, partnership, joint venture or other business enterprise or entity. The Company's Business has not been conducted through any direct or indirect subsidiary or affiliate of the Company or the Shareholders.

         5.5 Authority. The Company and each Shareholder have full power and authority to enter into this Agreement, to consummate the transaction contemplated hereby and to carry out their obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated herein have been duly authorized by the Company's Board of Directors and its Shareholders and no other corporate proceeding on the part of the Company and its Shareholders are necessary to approve this Agreement or the transactions contemplated hereby. This Agreement, and any Collateral Agreement executed in connection with the Closing, constitutes, or upon execution and delivery will constitute, the legal, valid and binding obligations of such parties enforceable in accordance with their respective terms.

         5.6 Consents and Approvals. Except for the filing and recordation of the Articles of Merger, the transfer of the Certificates of Need with the State of Mississippi, and as otherwise set forth on the Disclosure Schedule, no filing with and no Permit, authorization, consent or approval of, any public or Governmental Authority is necessary for the consummation by the Company of the transactions contemplated by this Agreement.

         5.7 Financial Statements. The Financial Statements attached to the Disclosure Schedule are correct and complete and present fairly the financial condition of the Company as of the date of such balance sheet and the results of its operations for the periods of such statements of operations and have been prepared on a consistent basis with all prior periods and in accordance with generally accepted accounting principles ("GAAP") except for the omission of substantially all disclosures and the statements of cash flows for such period. Since the date of the Financial Statements, there has been no material adverse change in the assets, liabilities, business, operations or condition, financial or otherwise of the Company from that shown on the Financial Statements. The Company and Shareholders represent that the Financial Statements and books and records can be audited in accordance with GAAP, without extended auditing procedures.

         5.8 Title to Assets. Except as provided in the Disclosure Schedule, the Company has good, marketable and insurable title to its assets, including all assets listed on the Financial Statements, free and clear of any and all liens, mortgages, pledges, conditional sales assignments, security interests, judgments, options, adverse claims, encumbrances or other restrictions or limitations whatsoever. The Company's present assets represent all of the assets necessary to operate the Business in the same manner as operated prior to the date hereof, and for the balance of their estimated useful lives, will be suitable and sufficient for the conduct of the Business in the same manner as presently conducted.

         5.9 Liabilities. As of the date hereof, the Company had no liabilities, fixed or contingent, which are not fully shown or provided for in the Financial Statements or as listed in the Disclosure Schedule. The Company shall provide a list of all liabilities of the Company as of the Closing Date which shall be certified as true and correct by the Company and each Shareholder and shall be incorporated herein. All of such liabilities were incurred in the ordinary course of business.

         5.10 Obligations to Affiliates. Except as described in the Disclosure Schedule, the Company does not owe any amount to, have any contract with, or commitment to, any of its Shareholders, directors, officers, employees, consultants or affiliates, or any of the foregoing, and none of such persons owe any amounts to the Company.

         5.11 Real Property. The Company does not own any real property other than as identified on the Disclosure Schedule (the "Real Property"). The Disclosure Schedule identifies each lease (the "Leases") devising to the Company all leasehold interests in all Real Property entered into by the Company (the "Leased Property"). Each Lease so listed is valid, subsisting and fully enforceable in accordance with its terms, and there exists no default thereunder by either the lessee or lessor thereof. The Company has not received any notice, and has no knowledge, of any defaults by the Company under any lease. The Real and Leased Properties are free and clear of any and all liens, mortgages and restrictions as a condition to transfer or assignment. No person other than the Company is in actual possession of any of such Leased Property. The Real and Leased Properties are not subject to any pending or threatened special assessments or threatened condemnation or eminent domain proceedings.

         5.12 Employee Benefits Plans.

                  (a) Attached to the Disclosure Schedule is a description of all employee benefit plans sponsored, maintained, or contributed to, by the Company for the benefit of the Company's employees or has been sponsored, maintained or contributed to anytime during the Company's existence, including the following plans:

                           (i) each employee benefit plan as such term is
defined in Section 3(3) of the Employment Retirement Income Security Act of 1974 ("ERISA"), including but not limited to employee benefit plans which are not subject to the provisions of ERISA (collectively referred to as "Plans");

                           (ii) each personnel policy, stock option plan,
collective bargaining agreement, bonus plan or arrangement, incentive award plan or arrangement, vacation policy, severance pay policy or agreement, deferred compensation agreement or arrangement and each other employee benefit plan, agreement, arrangement, program, practice or understanding which is not described in Section 5.12(a) above ("Benefit Programs")

                  (b) True, correct and complete copies of each of the Plans, related trusts and Benefit Programs, including all amendments thereto, have been furnished to Parent.

                  (c) there has been furnished to Parent and Sub, with respect to all Plans or Benefit Programs required to comply with ERISA, all reports and summary plan descriptions. Except as otherwise set forth in the Disclosure
Schedule:

                           (i) the Company does not contribute to or have any
obligation to contribute to, and has not at any time contributed to or had an obligation to contribute to, a multi-employer plan within the meaning of Section 3(37) of ERISA ("Multi-Employer Plan") or a multiple employer plan within the meaning of Section 413(b) and (c) of the Internal Revenue Code of 1986, as amended (the "Code");

                           (ii) the Company has performed all obligations
whether arising by operation of law or by contract required to be performed by it in connection with the Plans and Benefit Programs and there have been no defaults or violations by any other party to the Plans or Benefit Programs.

                           (iii) all reports and disclosures relating to the
Plans required to be filed with or furnished to governmental agencies, Plan participants or Plan beneficiaries have been filed or furnished in accordance with applicable law in a timely manner and each Plan and each Benefit Program has been administered in compliance with its governing documents;

                           (iv) each of the Plans intended to be qualified under
Section 401 of the Code satisfies the requirements of the Code and has received a favorable determination letter from the Internal Revenue Service regarding such status and has not, since receipt of the most recent favorable determination letters, been amended or operated in a way which could adversely affect such qualified status;

                           (v) there are no actions, suits, or claims pending
(other than routine claims for benefits) or threatened against or with respect to, any of the Plans, Benefit Programs or their respective assets;

                           (vi) all contributions required to be made to the
Plans and Benefit Programs pursuant to their respective terms and provisions and applicable law have been timely made;

                           (vii) as to any Plan subject to ERISA, no event or
condition which presents a risk of Plan termination or accumulated funding deficiency within the meaning of Section 302 of ERISA or Section 412 of the Code has occurred. No reportable event within the meaning of Section 4043 of ERISA has occurred, no notice of intent to terminate the Plans has been given, no proceeding to terminate the Plan has been instituted, there has been no termination of the Plan and no liability to the Pension Benefit Guaranty Corporation has been incurred;

                           (viii) none of the Plans or their trustees has
engaged in any prohibited transactions or party in intent transactions as such terms are defined in Section 4975 of the Code and Section 406 of ERISA;

                           (ix) there is no matter pending with respect to any
Plan or Benefit Program before the Internal Revenue Service, the U.S. Department of Labor, or the Pension Benefit Guaranty Corporation;

                  (d) Except as otherwise set forth on the Disclosure Schedule, neither the execution or delivery of this Agreement or the consummation of the transactions contemplated hereby will:

                           (i) entitle any current or former employee of the
Company to severance pay, unemployment compensation or any similar payment;

                           (ii) accelerate the time of payment or vesting or
cause any increase in the amount of any compensation due to any such employee or former employee; or

                           (iii) directly or indirectly result in any payment
made to or on behalf of any person to constitute a parachute payment within the meaning of Section 2805 of the Code.

         5.13 Labor and Employment Matters.

                  (a) The Company is presently, and has at all times been, in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, including without limitation the following: The Fair Labor Standards Act ("FLSA"), the Immigration and Control Act ("IRCA"), the Workers Adjustment and Retraining Notification Act ("WARN"), the Americans with Disabilities Act ("ADA") and such laws respecting employment discrimination, equal opportunity, affirmative action, workers compensation, occupational safety and health requirements and unemployment insurance and related matters.

                  (b) No investigation or review by, or before, any Governmental Authority is pending, nor is any investigation threatened, or has any investigation occurred during the last three (3) years and no Governmental Authority has provided any notice to the Company or any Shareholder asserting an intention to conduct any such investigation.

                  (c) The Company does not have any (i) controversies between it and its employees, (ii) unresolved labor liens, grievances or organization efforts; or (iii) unfair labor practices or labor arbitration proceedings pending or threatened.

                  (d) Except as described in the Disclosure Schedule, the Company is not a party to any agreement and has not established any policy or practice requiring the Company to make a payment or provide any other form of compensation or benefit to any person including any officer, director or Shareholder performing services for the Company upon termination of such services.

                  (e) The Disclosure Schedule sets forth, by number and employment classification, the approximate number of employees of the Company as of the date hereof. None of such employees are subject to collective bargaining agreements with the Company. The Company has not at any time had, or been threatened with, any work stoppages or other labor disputes or controversies with respect to its employees.

         5.14 Personal Property. The Disclosure Schedule contains a list of all personal property owned or leased by the Company. All assets and properties reflected in the Disclosure Schedule or the Financial Statements or acquired after such date, other than such assets and properties sold or otherwise disposed of in the ordinary course of Business subsequent to such date, and all of such equipment and other assets and properties are owned free and clear of all liens, mortgages, pledges, claims and encumbrances.

         5.15 Insurance. The Disclosure Schedule contains a list of all policies of insurance owned by the Company, and the amounts of such coverage of each policy, all premiums on such policies or renewals thereof having been paid. All policies of insurance insuring the Company or its business, assets, employees, officers and directors are in full force and effect. The Company has previously delivered copies of all such insurance policies and proof of payment of such premiums to Parent. There are no material claims by the Company under any such policy as to which any insurance company is denying liability or defending under a reservation of rights.

         5.16 Contracts and Commitments. Except as set forth on the Disclosure Schedule, the Company is not a party to, or bound or affected by any contract, lease, agreement, covenant, license, instrument or commitment (whether written or oral) of any type, including the following:

                  (a) contracts for the employment or compensation of any officer or individual employee, not terminable without further liability at any time:

                  (b) contracts with any labor union;

                  (c) continuing contracts for the future purchase of materials, supplies or equipment, at a cost of $1,000 or more, or to be delivered more than thirty (30) days after the date hereof;

                  (d) continuing contracts for the future provision of its services;

                  (e) distribution or agency contracts, franchise contracts, or advertising commitments, which cannot be terminated without further liability to the Company upon no more than thirty (30) days' notice;

                  (f) pension, profit sharing, deferred compensation, retirement or stock option or stock purchase plans in effect with respect to officers, employees or others;

                  (g) leases under which it is lessor or lessee;

                  (h) underwriting agreements or agreements with a broker or finder;

                  (i) consulting agreements;

                  (j) contracts for the acquisition of a business, or substantially all of the property, assets, or stock of a business under which there are any continuing or unperformed obligations on the part of any of the parties thereto; or

                  (k) Any other contract, agreement, or commitment involving $1,000 or more or which is not terminable without further liability to the Company upon no more than thirty (30) days' notice.

         There have been delivered to Parent true and correct copies of each of the Contracts listed in the Disclosure Schedule. All Contracts are valid, binding and in full force and effect and are enforceable in accordance with their terms against all other parties to such Contracts. The Company has performed all obligations required to be performed by it to date and is not in default in any material respect under any Contract to which it is a party. None of the Contracts were arrived at, or otherwise reflect, less than arms length negotiations or bargaining.

         5.17 Contracts with Physicians, Hospitals, HMO's and Third Party Payors. The Disclosure Schedule contains a list of all outstanding contracts, partnerships, joint ventures and other arrangements or understandings (written or oral) between the Company and any physicians, hospital, HMO, other managed care organization or other third party payor related to the provision of medical or other services, treatments, patients, referrals or similar activities.

         5.18 Inspection of Records. The Company and Shareholders have made, or will make, available for inspection by Parent and Sub full and complete information concerning the Company's patients, suppliers, vendors and all aspects of the Company's business, including complete copies of any customer, vendor, or supplier contracts.

         5.19 Inventories. The inventory of the Company as of the Closing Date shall, in all material respects, consist of items of a quality, condition and quantity consistent with normal inventory levels of the Company and be useable and saleable in the ordinary and usual course of business for the purposes for which intended. Such inventory is carried on the Company's books of account in accordance with GAAP consistently applied.

         5.20 Equipment and Other Tangible Property. The Company's equipment, furniture, machinery, vehicles, structures, fixtures and other tangible property included in the Financial Statements or as listed in the Disclosure Schedule shall, as of the Closing Date, be in all material respects suitable for the purposes for which intended and in good operating condition and repair consistent with normal industry standards, except for reasonable and ordinary wear and tear.

         5.21 Permits. The Company has all material Permits necessary to construct, own, operate, use and/or maintain its assets and the Business in all locations where the Company conducts such business. Such Permits are valid and subsisting and all fees required to be paid thereon have been paid. No proceeding is pending or threatened to modify, suspend, revoke, withdraw, terminate or otherwise limit any Permit which could adversely affect the ability of the Company to own, operate, use or conduct the Business currently operated.

         5.22 Intangible Rights. The Company owns or has the right to use all of the Intangible Rights listed on the Disclosure Schedule. The conduct of the Business does not infringe or conflict with, and has not in the past infringed or conflicted with, and the Company is not in receipt of any notice or complaint of conflict with or infringement of, the asserted rights of others in any Intangible Rights of others.

         5.23 Litigation. Except as listed on the Disclosure Schedule:

                  (a) There is no action, suit, judicial or administrative proceeding (whether or not on behalf of the Company), arbitration or investigation pending or threatened against or affecting or involving the Company, the Shareholders or their properties or which involve the possibility of any judgment or liability before any court, arbitrator or other Governmental Authority;

                  (b) There is no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against the Company or any Shareholders. The Company is not in default with respect to any order, writ, injunction or decree of any court or Governmental Authority. The Company is in compliance in all material respects with all laws, rules, regulations and orders materially applicable to its Business.

         5.24 Compliance with Laws.

                  (a) The Company is and has been in compliance in all respects with any and all laws, regulations, ordinances, rules, orders or decrees applicable to the Company. The Company has not received or entered into any citation, complaints, consent order, compliance schedules or other similar enforcement order or received written notice from any Governmental Authority that would indicate that the Company is not currently in compliance with all such laws, regulations, ordinances, rules, orders or decrees.

                  (b) Neither the Company or any Shareholder has directly or indirectly paid or delivered any fees, commission or any money or property, however characterized, to any physician or any other party for the referral of patients to the Company or its Business or any business or operation of the Company or the Shareholders.

         5.25 Absence of Material Changes. From the date of the Financial Statements to the date hereof, the Company has not:

                  (a) issued any capital stock or other corporate securities or granted any option to any person for the acquisition of any capital stock or other corporate securities;

                  (b) incurred any obligations or liabilities (absolute or contingent) except current liabilities incurred, and obligations under contracts entered into, in the ordinary course of business;

                  (c) discharged or satisfied any lien or encumbrance or paid any obligation or liability (absolute or contingent) other than obligations or liabilities referred to in (b) above;

                  (d) declared or made any payment or distribution to shareholders, or purchased or redeemed any shares of its capital stock;

                  (e) mortgaged, pledged, or subjected to any lien, charge, or other encumbrance, any of its assets, tangible or intangible, other than liens for taxes not yet due or which are being contested in good faith by appropriate proceedings;

                  (f) sold or transferred any of its tangible assets or canceled any debts or claims, except in each case in the ordinary course of business;

                  (g) sold, assigned, or transferred any Intangible Rights;

                  (h) suffered any material operating or extraordinary loss or waived any right of substantial value;

                  (i) made any loan to, borrowed money from, or entered into any contract or understanding with, any employee, officer, director or Shareholder of the Company;

                  (j) made any payment or contracted for payment of any bonus, gratuity, or other compensation to employees other than wages and salaries in effect as of the date of the Financial Statements, except wage and salary adjustments made in the ordinary course of business for employees who are not officers or directors of the Company;

                  (k) had any union or labor difficulties or work stoppage;

                  (l) entered into any transaction other than in the ordinary course of business (as defined in Section 7.1 herein);

                  (m) entered into any leases of real or personal property; or

                  (n) received any notice of termination of any contract, lease or other agreement which in the aggregate would have a material adverse affect on the Company.

                  (o) entered into any contracts for which the Company will incur a loss from the provision of services.

         5.26 Banking Information. The Disclosure Schedule contains a list of all bank accounts and credit facilities and authorized signatories on bank accounts and credit facilities of the Company. No other persons, other than as listed on the Disclosure Schedule, are authorized to withdraw any funds on the bank accounts or to draw down on such credit facilities.

         5.27 Tax Returns. The Company has duly filed, or duly received extensions for the filing, of all federal, state, local or foreign tax returns required to have been filed by it and have paid the tax shown to be due on any such returns filed and no waivers or extension of the statutory period of limitation within which assessments may be made have been granted with respect to any such tax return. For the purpose of this Agreement, the term "tax" (including "taxes" and "taxable") shall include all federal, state, local and foreign income, profit, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such matters. Such tax returns are accurate and complete in all material respects. No federal, state or local tax returns of the Company have ever been examined by the Internal Revenue Service or any other Governmental Authority. The Company is not a party to any action or proceeding by any governmental authority for assessment or collection of taxes nor have any claims for assessment and collection been asserted against the Company. The reserves made for taxes, governmental charges and duties on the Company's balance sheet are sufficient in all material respects for the payment of all unpaid taxes, governmental charges and duties payable by the Company, attributable to all periods on or before the date of the Company's balance sheet and there is no basis or claim for any penalties or interest through the Closing Date. The Company shall (i) make adequate provision on its books for all taxes accruable and (ii) timely remit all withholding, 1099's, 1120's, employment, sales, ad valorem, personal property and estimated income taxes due and payable to date and which becomes due prior to, or on, the Closing Date. The Company has made available to Parent copies of all the Company's federal, state and local tax returns.

         5.28 Accounts Receivable. The accounts receivable and other receivables shown on the Financial Statements or thereafter acquired prior to the Closing Date hereof, have been collected or are collectible in amounts not less in the aggregate than the net book amount thereof. All such accounts receivable arose from bona fide transactions in the ordinary course of business and the goods and services involved have been sold, delivered and performed for the Company's patients. No further goods are required to be provided and no services are required to be rendered in order to complete the sales and to entitle the Company to collect the account receivables. None of the accounts receivable are subject to set-off or counterclaim. Since the date of the Financial Statements, there has been no significant reduction in the accounts receivable and other receivables of the Company. The Company's accounts receivable as of the date herein are listed on the Disclosure Schedule.

         5.29 Medicare Matters. The Company is receiving payments under Titles XVIII and XIX of the Social Security Act and the Medicaid programs in each state in which it conducts business. There is no pending or threatened termination of such status. The Company and Shareholders have no knowledge of and have not received any notice of any claims, actions, payment reviews or appeals pending or threatened before any commission, board or agency, including without limitation, any intermediary or carrier or the Administrator of the Health Care Financing Administration with respect to any Medicare and Medicaid claims filed by or on behalf of the Company, or program compliance matters, which if adversely determined would have a material adverse effect on the Company or its Business. The Company and Shareholders have no knowledge of, and has not received any notice of, any validation review or program integrity review or investigation or review with respect to false claims, fraud and abuse or other violations of federal or state laws, rules and regulations respecting the Medicare and Medicaid programs or the delivery of payment for health care services, by any commission, board or agency in connection with the Medicare and Medicaid programs, including the Health Care Financing Administration, the U.S. Department of Justice or the HHS Office of Inspector General and no such reviews are scheduled, pending or threatened against the Company. All of the Company's Medicare and Medicare billings and collections thereof are in all respects appropriate and in compliance with all applicable federal and state laws, rules, regulations and orders and there are no denials, past payment denials or recoupments pending or threatened with respect to the billings and collections. The Medicare and Medicaid accounts receivables reflected on the Company's books and records are valid claims in the full amounts so reflected.

         5.30 Compliance with Instruments. The consummation of the transaction contemplated by this Agreement will not result in a breach or violation of any of the terms, provisions or conditions of, or constitute a default under, or result in the creation of any lien, charge or encumbrance on any property or assets of the Company pursuant to its Articles of Incorporation, all amendments thereto, By-Laws, any provision of law, judgment, decree, indenture, agreement or instrument to which the Company is a party or by which it is bound.

         5.31 Brokers' Commissions. Neither the Company or any Shareholder have entered into any agreement or understanding with any person, firm or entity or have become indirectly a party to any agreement for the payment or any commission, finders or brokerage fee in connection with this Agreement and the transaction contemplated hereof. The Company and the Shareholders hereby agree to indemnify and hold harmless the Parent and Sub from any claims for a commission, finder's or broker's fee.

         5.32 Books and Records. The books of account and other records of the Company are materially complete and correct and in the aggregate present and reflect all of the transactions entered into by it or to which it is a party. The Company and the Shareholders have no knowledge of any condition whether pending or threatened which would have a material adverse effect upon the Business of the Company or prevent such Business from being carried on in substantially the same manner in which it is presently carried on.

         5.33 Accuracy of Information. All information provided to Parent and Sub by the Company and Shareholders as an inducement to Parent and Sub to enter into this Agreement or in compliance with the provisions of this Agreement are accurate and complete and do not contain any untrue statement of a material fact or omit any material fact necessary to make the information provided not misleading.

         5.34 Environmental Regulations. The Business and the Company are in compliance with all applicable federal, state and local laws and regulations governing the environment, public health and safety and employee health and safety (including all provisions of the Occupational Safety and Health Act) and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand or notice has been filed or commenced against the Company or the Shareholders alleging any failure to comply with any such law or regulation. Neither the Company or any of its affiliates, agents or licensees has engaged in the storage, release, holding, emission, discharge, generation, processing, disposition, handling or transportation of any substance or material designated as a Hazardous Material in violation of any federal, state or local law, ordinance or regulation. There are no Hazardous Materials at, on or in any of the Company's properties in violation of any federal, state or local laws, ordinances or regulations and there is no proceeding or inquiry pending or threatened by any federal, state or local governmental agency with respect thereto.

         5.35 Accounting Matters. Neither the Company, nor any Shareholder nor any of their affiliates, have taken, or agreed to take, any action that would hinder or prevent Parent from accounting for the Merger as a "pooling of interest."

          ARTICLE VI. REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

         Parent and Sub represents and warrants that:

         6.1 Parent Organization. Parent is duly organized and validly existing as a corporation in good standing under the laws of the State of Florida and has full corporate power to carry on its business as now conducted and is entitled to own or lease its properties and to carry on its business as now conducted in the places where such properties are now leased, owned or operated or such business is now conducted.

         6.2 Sub Organization. Sub is duly organized and validly existing as a corporation in good standing under the laws of the State of Mississippi and has full corporate power to carry on its business as now conducted and is entitled to own or lease its properties and to carry on its business as now conducted in the places where such properties are now leased, owned or operated or such business is now conducted.

         6.3 Parent Capitalization. Parent is authorized to issue 30,000,000 shares of capital stock, consisting of 25,000,000 Renex Shares and 5,000,000 shares of preferred stock $.01 par value. As of November 30, 1995, Parent has 5,946,500 Renex Shares and 1,000,000 shares of Series A Preferred Stock outstanding, all of which are validly issued, fully paid and nonassessable. Each share of Series A Preferred Stock is convertible under certain circumstances, into two (2) shares of Common Stock. In addition, as of November 30, 1995 the Company has outstanding common stock purchase warrants entitling the holders to purchase an aggregate of 738,500 Renex Shares for an exercise price of $3.00 per share and common stock purchase warrants entitling the holder to purchase an aggregate of 633,029 Renex Shares for an exercise price of $2.00 per share. The Company has a Directors Stock Option Plan ("Directors Plan") and an Employee Stock Option Plan ("Employee Plan"). The Directors and Employee Plan each have 500,000 Renex Shares available for issuance upon grants of options. As of the date of this Agreement, there were outstanding options to purchase 35,000 Renex Shares under the Directors Plan, options to purchase 271,000 Renex Shares under the Employee Plan and options to purchase 110,000 Renex Shares not granted under any plan.

         6.4 Sub Capitalization. Sub is authorized to issue 1,000 shares of common stock par value $1.00 per share, of which 100 shares of common stock are validly issued and outstanding, fully paid and non-assessable. All such shares of common stock are owned by Parent.

         6.5 Authority. Parent and Sub have full power and authority to enter into this Agreement and the consummation of the transaction contemplated by this Agreement will not result in any breach of any of the terms, provisions, or conditions of, or constitute a default under, or result in the creation of, any lien, charge, or encumbrance of any property or assets of Parent and Sub pursuant to their respective Articles of Incorporation, By-Laws or any indenture, agreement, instrument, order, judgment, or decree to which they are parties or by which they are bound.

         6.6 Litigation.

                  (a) There is no action, suit, judicial or administrative proceeding (whether or not on behalf of the Parent or Sub), arbitration or investigation pending or threatened against or affecting or involving the Parent, Sub, or their properties or which involve the possibility of any judgment or liability before any court, arbitrator or other Governmental Authority;

                  (b) There is no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against the Parent or Sub. Parent and Sub are not in default with respect to any order, writ, injunction or decree of any court or Governmental Authority. Parent and Sub are in compliance in all material respects with all laws, rules, regulations and orders materially applicable to its Business.

         6.7 Medicare Matters. Parent is receiving payments under Titles XVIII and XIX of the Social Security Act and the Medicaid programs in each state in which it conducts business. There is no pending or threatened termination of such status. Parent has no knowledge of and has not received any notice of any claims, actions, payment reviews or appeals pending or threatened before any commission, board or agency, including without limitation, any intermediary or carrier or the Administrator of the Health Care Financing Administration with respect to any Medicare and Medicaid claims filed by or on behalf of Parent, or program compliance matters, which if adversely determined have a material adverse effect on Parent or its business. Parent has no knowledge of, and has not received any notice of, any validation review or program integrity review or investigation or review with respect to false claims, fraud and abuse or other violations of federal or state laws, rules and regulations respecting the Medicare and Medicaid programs or the delivery of payment for health care services, by any commission, board or agency in connection with the Medicare and Medicaid programs, including the Health Care Financing Administration, the U.S. Department of Justice or the HHS Office of Inspector General and no such reviews are scheduled, pending or threatened against Parent. All of Parent's Medicare and Medicaid billings and collections thereof are in all respects appropriate and in compliance with all applicable federal and state laws, rules, regulations and orders and there are no denials, past payment denials or recoupments pending or threatened with respect to the billings and collections. The Medicare and Medicaid accounts receivables reflected on Parent's books and records are valid claims in the full amounts so reflected.

         6.8 Brokers' Commissions. Except for a finder's fee payable to Thomas Carter, neither the Parent or Sub have entered into any agreement or understanding with any person, firm or entity or have become indirectly a party to any agreement for the payment or any commission, finders or brokerage fee in connection with this Agreement and the transaction contemplated hereof. Parent hereby agrees to indemnify and hold harmless the Shareholders from any claims for a commission, finder's or broker's fee resulting from any agreement by Parent.

                   ARTICLE VII. OBLIGATIONS PRIOR TO CLOSING

         7.1 Operation of Business. The Company and Shareholders agree that, from the date hereof to the Closing Date, the Company shall conduct its Business and affairs only in the ordinary course. For the purpose of this Agreement, the phrases "the ordinary course" and "the ordinary course of business" shall mean the conduct and operation of the Business of the Company only in the manner in which it conducted and operated such Business during the period represented by the Financial Statements, its usual and ordinary accounting practices, making ordinary accruals, incurring ordinary liabilities and expenditures, and making ordinary commitments for merchandise, insurance, rentals, and other ordinary Business purposes.

         7.2 Access to Books and Records. From and after the date hereof, the Company shall (a) afford to the officers, employees and representatives of Parent and Sub full and free access to its assets, personnel, properties, records and books of account at all reasonable times during business hours, (b) to furnish to such officers, employees and representatives such other information as Parent and Sub may reasonably request, and (c) to authorize its accountants and auditors to permit Parent's independent public accountants and representatives to examine records pertaining to the Company's Financial Statements and other books and records of the Company. Parent and Sub agree to treat all such material as confidential and not make use of such materials except for the purposes expressed in this Agreement unless such use comes into the public domain.

         7.3 Negative Covenants. The Company and Shareholders covenant that from and after the date hereof and through the Closing Date, without the prior written consent of Parent, the Company will not:

                  (a) enter into any material written or oral contract, agreement, or commitment of any type, including the following,

                           (i) contracts for the employment or compensation of
any officer, director, or individual employee;

                           (ii) contracts with any labor union;

                           (iii) continuing contracts for the future purchase of
inventory, materials, supplies, or equipment at a cost of $5,000 or more;

                           (iv) continuing contracts for future services;

                           (v) distribution or agency contracts, franchise
contracts, or advertising commitments;

                           (vi) pension, profit sharing, deferred compensation
retirement, stock option, stock purchase plans, group health insurance, or similar plans with respect to officers, directors, employees, or others;

                           (vii) leases under which the Company is a lessor or
lessee;

                           (viii) underwriting agreements or agreements with a
broker or finder;

                           (ix) consulting agreements;

                           (x) contracts for the acquisition of a business or
substantially all of the property, assets or capital stock of a business;

                           (xi) any other contract, agreement, or commitment
involving $1,000 or more.

                  (b) declare or pay any dividend, or make any distribution of its properties or assets to its shareholders, or allow the issuance of any of its securities.

                  (c) discharge or satisfy any lien or encumbrance or pay any obligation or liability except in the ordinary course of business;

                  (d) make any change in its Articles of Incorporation or By-Laws;

                  (e) issue any capital stock or other corporate securities or grant options, warrants or rights of any kind to purchase any of its capital stock or corporate securities;

                  (f) mortgage, pledge or subject to any lien, charge or other encumbrance any of its tangible or intangible assets;

                  (g) make any payment, or enter into any contract for payment of any bonus, gratuity or other compensation, or increase the rate or form of compensation payable to any agent or employee, except salary adjustments in the ordinary course of business for employees who are not officers, directors or stockholders of the Company;

                  (h) dispose of any of its properties or assets except in the ordinary course of business;

                  (i) incur any indebtedness, except for operating expenses in the ordinary course of business, nor allow any material adverse change to be made in its financial affairs, nor allow any tax or other liability to be extended by waiver of the statutes of limitation or otherwise;

                  (j) make any loan to, borrow any money from, or entered into any contract or understanding with, any officer, director or shareholder of the Company; or

                  (k) enter into any transaction other than in the ordinary course of business.

                  (l) fail to use all reasonable efforts to take, or omit to take, any action which would make any representation or warranties of the Company and Shareholders herein untrue or incorrect in any material subject.

         7.4 Affirmative Covenants. The Company and Shareholders covenant that from and after the date hereof and through the Closing Date, the Company and the Shareholders will:

                  (a) keep the Company's properties and assets insured consistent with its prior practices in respect thereto;

                  (b) perform in the normal course of business all of their obligations under contracts, leases and documents relating to or affecting its assets, properties and business;

                  (c) materially preserve intact the Company's Business, organization, agencies and goodwill, to the end that Parent shall continue to operate the Company as a going business as now constituted, after the consummation of the Transaction contemplated hereunder;

         7.5 Company Acquisition Proposals. The Company and the Shareholders will not, and will cause each of their respective directors, officers, employees, financial advisors, legal counsel, accountants and agents and representatives not to initiate, encourage or solicit, directly or indirectly, any inquiries or the making of any proposal with respect to or engage in negotiation concerning, providing any non-public or confidential information or data to, or have any discussions with, or otherwise assist any person relating to, any acquisition, business combination or purchase of all or any significant position of the Business or assets of, or any equity interest in the Company other than in connection with the Merger. The Company and each Shareholder will promptly notify Parent if any such inquiries or proposals are received by Company or a Shareholder or if any negotiations or discussions are sought to be initiated or continued with the Company or any Shareholders.

         7.6 Accounting Matters. Except as contemplated under this Agreement, neither the Company nor any Shareholder shall (i) take any action which could jeopardize the treatment of the Merger as a pooling of interest or (ii) take or allow to be taken or fail to take any action which act or omission would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code.

         7.7 Current Information. From the date of this Agreement to the Effective Time, the Company and each Shareholder will cause one or more of its designated representatives to confer on a regular and frequent basis with representatives of the Parent and to report the status of the Business and to deliver to Parent (not less than monthly) unaudited consolidated balance sheets and related consolidated statements of income and cash flows for each month end prior to the Effective Time. The Company shall promptly notify Parent of any material changes to the operations or financial condition of the Company. From the date of this Agreement to the Closing Date, Parent shall deliver to the Shareholders monthly unaudited consolidated financial statements within forty-five (45) days of each month end and shall keep Shareholders informed of any material changes to the operations or financial conditions of Parent.

         7.8 Public Announcements. Prior to the Closing Date, the parties hereto agree that they will not issue any press release or other information regarding the transaction contemplated hereby, without the prior approval of the other party.

         7.9 Leases for Facilities.

                  (a) Jackson Clinic. Following the Closing Date, a partnership consisting of the Shareholders (the "JCD Partnership") shall cause to be constructed a new 5,000 square foot building on the real property where the Company's present Jackson clinic is located. The JCD Partnership shall pay all costs of construction of the building. The Company will lease the building from the JCD Partnership for a period of ten (10) years at the rate of $11 per square foot, which amount includes maintenance of the structure and other items not included in tenant finishes, taxes and insurance, all subject to, and in accordance with, a lease substantially in the form attached as Exhibit "F" to the Disclosure Schedule. The JCD Partnership shall build-out the facility in accordance with plans, specifications and budget approved by Parent at Parent's expense not to exceed $175,000. Any amounts in excess of $175,000 would be paid by the JCD Partnership. The Company shall provide insurance covering its leasehold improvements and damages caused by its use of such property. The JCD Partnership shall ensure adequate parking for all of the Company's personnel and patients. In addition, the JCD Partnership shall lease to the Company the existing facility at 1828 Raymond Road, Jackson, Mississippi for use as additional office space and home training for a period of five (5) years at the rate of $2,200 per month on the same terms and conditions as the new facility, with an option to extend such lease for a period of five (5) years at the same rent and terms.

                  (b) Delta Clinic. Following the Closing Date, the Company will lease the real property on which the Delta clinic is situated to the JCD Partnership at the rate of $160 per month, for a term of thirty (30) years with an option to purchase the real property at the end of the second lease year for its book value as shown on the Financial Statements, all subject to, and in accordance with, a lease substantially in the form attached as Exhibit "G" to the Disclosure Schedule. The JCD Partnership shall cause to be constructed on such real property a 7,500 square foot building for use as a dialysis clinic. The Company will lease the building from the JCD Partnership for a period of ten
(10) years at the rate of $11 per square foot, which amount includes maintenance of the structure and other items not included in tenant finishes, taxes and insurance, all subject to the lease substantially in the form attached as Exhibit "H" to the Disclosure Schedule. The JCD Partnership shall build out the facility in accordance with plans, specifications and budget approved by Parent at Parent's expense not to exceed $262,500. The Company shall provide insurance covering its leasehold improvements and damages caused by its use of the property. Any amounts in excess of $262,500 would be paid by the JCD

Partnership. The JCD Partnership shall ensure adequate parking for all of the Company's personnel and patients.


               ARTICLE VIII. CONDITIONS PRECEDENT TO THE CLOSING

         8.1 Conditions to Obligations of Parent and Sub. The obligations of Parent and Sub to consummate this Agreement shall be subject to, and be conditioned upon, each of the following conditions:

                  (a) Properties Intact. No properties or assets of the Company shall have suffered any destruction or damage by fire, accident or other casualty or act of God not fully covered by insurance or affecting in a material and adverse way the conduct of the Business of the Company considered as a whole.

                  (b) Representations and Warranties. The representations and warranties made by the Company and Shareholders in Article V hereof shall be correct in all material respects on and as of the Closing Date with the same force and effect as though such representations had been on and as of the Closing Date; none of the covenants of the Company or Shareholders contained in Articles VII hereof shall have been breached in any material respect as of the Closing Date.

                  (c) No Material Adverse Changes. That since the date of the Financial Statements, there has been no material adverse change in the condition of the Company, financial or otherwise, from that set forth in the Financial Statements.

                  (d) Approvals and Consents. All consents, approvals, authorizations or orders of any individual entity, court or Governmental Authority or administrative body, if any, shall have been obtained and in effect on the Closing Date which are required for the consummation of the transaction be contemplated by this Agreement, including any approvals or consents necessary with regard to the certificates of need issued by the Mississippi State Department of Health as a result of the change of control of the Company.

                  (e) No Litigation. No claim, proceeding, investigation, or litigation, either administrative or judicial, shall be threatened or be pending against the Parent, Sub, Company or any Shareholder which, in the opinion of counsel for Parent, presents a reasonable probability that the transaction contemplated by this Agreement would be enjoined or prevented or that the right of Parent to continue the operations of the property, assets and Business of the Company would be materially affected.

                  (f) Due Diligence. Parent shall have completed its due diligence investigation and the results thereof shall not have revealed that any of the representations, warranties or covenants made by the Company or any Shareholder in this Agreement are untrue or incorrect in any material respect or otherwise be unsatisfactory to Parent.

                  (g) No Violations of Law. At the Closing Date, there shall exist no violations of any Federal, state or local law, ordinance or regulation materially affecting the assets, properties or Business of the Company.

                  (h) Performance by Shareholders and the Company. All of the terms and conditions of this Agreement to be complied with and performed by the Shareholders and the Company on or before the Closing Date shall have been complied with and performed.

                  (i) Leases. All consents or approvals regarding any Contracts or Leases shall have been obtained, if necessary.

                  (j) Medical Director's Employment Agreement. C. DAVID FINCH, JR., M.D. shall have entered into a new Medical Director's employment agreement with the Company as Medical Director as required in Section 4.5(e) hereof.

                  (k) Financial Statements. Parent shall have commenced the audit of its financial statements as of December 31, 1994 and for the year then ended.

                  (l) Accounting Treatment. Parent shall have received a letter dated no later than the Closing Date from Parent's independent auditors, addressed to Parent, in form and substance satisfactory to it, to the effect that the Merger qualifies for "pooling of interests" treatment for financial reporting requirements and that such accounting treatment is in accordance with generally accepted accounting principles.

         8.2 Conditions to Obligations of the Company and Shareholder. The obligations of the Company and Shareholders to consummate this Agreement are subject to, and shall be conditioned upon, each of the following conditions:

                  (a) Representations and Warranties. The representations and warranties made by Parent and Sub herein shall be correct in all material respects on and as of the Closing Date with the same force and effect (except as affected by the transactions contemplated herein or otherwise approved in writing by the Company and the Shareholders and changes occurring after the date hereof in the ordinary course of Parent's business) as though such representations had been made on and as of the Closing Date. The covenants of Parent and Sub contained herein shall not have been breached in any material respects as of the Closing Date, and Parent and Sub shall have delivered to the Shareholders and the Company, a certificate to such effect signed by a duly authorized officer of Parent.

                  (b) Performance by Parent and Sub. All of the terms, covenants and conditions of this Agreement to be complied with and performed by Parent and Sub on or before the Closing Date shall have been complied with and performed.


                      ARTICLE IX. POST-CLOSING OBLIGATIONS

         9.1 Survival of the Closing. All covenants, agreements, representations, and warranties made hereunder and in any certificates delivered at the Closing pursuant hereto shall be deemed to have been relied upon by Parent, Sub, Shareholders and the Company, and shall survive the Closing for the applicable statute of limitation period.

         9.2 Further Assurances. Following the Closing, each of the Shareholders, the Company and Parent shall execute and deliver such documents, and take such other action as shall be reasonably requested by any other party hereto to carry out the transaction contemplated by this Agreement.

         9.3 Indemnification by Shareholders. The Shareholders agree to indemnify, reimburse and hold harmless Parent, Sub and the Surviving Corporation against and from:

                  (a) All damages in excess of $50,000 in the aggregate suffered, incurred, or sustained by Parent or the Surviving Corporation as a result of (i) the existence on or before the Closing Date of any material liabilities, absolute or contingent, of the Company which were not disclosed to Parent in accordance with the terms of this Agreement or any Collateral Agreement and which the Shareholders knew or should have known existed; (ii) the material untruth of any other representation or the breach of any other warranty made in this Agreement or any Collateral Agreement; (iii) the material untruth of any certificate required under this Agreement or any Collateral Agreement to be delivered by the Shareholders or the Company to Parent on the Closing Date; (iv) the material breach of this Agreement by the Company or the Shareholders.

                  (b) Parent shall give the Shareholders prompt notice of any claim to indemnification it may wish to assert pursuant to this Article IX as soon as reasonably practicable. Before being required to make any payments pursuant to this Section 9.3, the Shareholders may, in their discretion and at their expense, take all necessary steps properly to contest any claim or liability or action in respect thereof involving third parties, or to prosecute such contest or action to conclusion or settlement satisfactory to Parent and themselves. Parent shall cooperate fully with the Shareholders in the reasonable conduct of any such contest or action, legal proceedings, negotiation, or settlement and will not permit compromise voluntarily or settle any such contest, action, legal proceeding, claim or demand without prior notice to and approval by the Shareholders.

                  (c) Upon the payment to Parent by the Shareholders of any amount which Parent is entitled to receive by way of indemnification under this
Article IX, Parent and the Surviving Corporation shall forthwith assign to the Shareholders all of their right, title, and interest in any item for which indemnification shall so be made, including claims against third parties.

                  (d) In the event that the Shareholders shall dispute the right of Parent to be indemnified under this Article IX of any item with respect to which Parent shall so request indemnification, or if the Shareholders shall dispute the amount which Parent shall be entitled to receive with respect to such item by way of indemnification, such dispute shall be submitted to arbitration in the City of Miami, in accordance with the rules then in effect of the American Arbitration Association.

                  (e) Parent shall have the right to set-off any amounts due it pursuant to a claim for indemnification against the Renex Shares held by the Escrow Agent pursuant to the Escrow Agent.

         9.4 Non-Competition Agreement. The Shareholders shall enter into agreements at the Closing substantially in the form attached as Exhibit "I" of the Disclosure Schedule, in which such Shareholders agree as follows:

                  (a) The Shareholders covenant and agree that for a period of ten (10) years from the Closing Date without the prior written consent of Parent, they will not be an employee (except with Parent or the Surviving Corporation), independent contractor, agent, director, stockholder or owner (except of not more than one percent (1%) of the securities of a publicly traded entity), partner, consultant, financial backer, creditor or be otherwise directly or indirectly connected with or participate in the management, operation or control of any business, firm, proprietorship, corporation, partnership, association, entity or venture engaged in a business similar to the Business within fifty (50) miles of any existing or future location of the Surviving Corporation for any remuneration.

                  (b) The Shareholders covenant and agree that for a period of ten (10) years from the Closing without the prior written consent of Parent, they will not contact, call upon, solicit business from, sell or render services to any patient or customer of the Surviving Corporation or Parent with respect to the provision of any services or supplies similar to the Business or otherwise directly or indirectly aid or assist any other person, firm or entity to do any of the aforesaid acts, except on behalf of the Surviving Corporation, Parent or their subsidiaries or affiliates.

                  (c) The Shareholders covenant and agree that for a period of ten (10) years from the Closing without the prior written consent of Parent, they will not directly or indirectly as principal, agent, owner, partner, stockholder, officer, director, employee, independent contractor or consultant or in any individual or representative capacity for themselves or on behalf of any business firm, corporation, partnership, association or proprietorship enter into any agreements with or solicit, or directly or indirectly cause others to solicit, the employment of any officer or other employee of the Surviving Corporation, Parent or any of their subsidiaries and affiliates for the purpose of causing said officer or employee to terminate employment with the Surviving Corporation, Parent or their subsidiaries and affiliates.

                  (d) The Shareholders agree that they shall not at any time disclose directly or indirectly to any person, firm or entity any confidential information about the Surviving Corporation, the Business or Parent or any information concerning their respective financial condition, customers, sources of patients and methods of obtaining business or any other methods generally of doing and operating the Business, except to the extent that such information is a matter of public knowledge or is required to be disclosed by law through judicial or administrative process.

                  (e) It is recognized and acknowledged by the parties hereto that a breach, threatened breach, or violation by any Shareholder of any of the covenants and agreements contained in Section 9.4 may cause irreparable harm and Damage to the Surviving Corporation and Parent in a monetary amount which may be impossible to ascertain. Each Shareholder agrees that Parent shall be entitled to an injunction from any court of competent jurisdiction enjoining or restraining any breach or violation of any or all of the covenants and agreements contained in this Section 9.4 and that such right to injunction shall be cumulative and in addition to whatever other rights or remedies the Parent or the Surviving Corporation may possess hereunder at law or in equity.

                  (f) Parent and Sub agree that the provisions of this Section
9.4 shall not be enforceable by Parent or Sub: (i) following termination of the leases described in Section 7.9 herein, if such termination results from a default in the provisions thereof by the Surviving Corporation following the Closing; or (ii) upon exercise of the right of first refusal contained in
Section 9.9 herein.

         9.5 Publicity. The Company and Shareholder shall not issue or make, or cause to have made, any public release or announcement concerning this Agreement or the transaction contemplated hereby, without the advance written approval of the form and substance by Parent, which approval shall not be unreasonably withheld.

         9.6 Employment Arrangement. The Surviving Corporation agrees to employ JEFFERY FINCH and CHARLES D. FINCH, SR. following the Closing on the terms and conditions set forth in those Employment Letters attached to the Disclosure Schedule as Exhibits "J" and "K."

         9.7 Audit. The Company shall cause to be completed an audit of its financial statements as of December 31, 1994 and December 31, 1995 and for the twelve (12) months in each of the periods then ended, by an independent public accounting firm to be chosen by Parent. The financial statements shall be audited in accordance with GAAP.

         9.8 Board of Directors. Parent shall use its best efforts to cause the nomination and election of C. DAVID FINCH, JR., M.D. to Parent's Board of Directors in accordance with Parent's Articles of Incorporation and By-laws.

         9.9 Right of First Refusal. Parent and Shareholders shall enter into Right of First Refusal Agreement substantially in the form attached to the Disclosure Schedule as Exhibit "L", whereby Parent shall grant to Shareholders a right of first refusal on the sale of the Company. In the event of a bona fide offer, accepted by Parent, in which Parent agrees to sell the Company or substantially all of its assets to a third party, the Shareholders shall have the right to purchase the Company on the same terms and conditions of the bona fide offer. The right of first refusal shall not apply to any sale or other transaction involving other assets of Parent not involving the Company or the sale of the Company in conjunction with the sale of other assets of Parent, which assets have a value in excess of the value of the Company's assets. The right of first refusal shall terminate on the earlier of (a) ten (10) years; or
(b) upon the sale by Shareholders of more than thirty percent (30%) of the Renex Shares issued in connection with this transaction.

         9.10 Personal Guarantees of Shareholders. Parent shall use its best efforts to have personal guarantees of the Shareholders which were executed for the benefit of the Company, terminated following the Closing. If any lender, lessor or other party obligor on such liabilities refuses to terminate such guarantees, Parent agrees to indemnify the Shareholders against any claims or liabilities arising out of their guarantees. Parent shall take no action which would in any way cause such guarantees to be increased.

                            ARTICLE X. MISCELLANEOUS

         10.1 Costs and Expenses. Except as otherwise provided if this Agreement is terminated in accordance with Section 4.8, each of the parties to this Agreement shall bear their own expenses incurred in connection with the negotiation, preparation, execution and closing of this Agreement and the transaction contemplated hereby, including but not limited to, transfer taxes, legal fees and accounting fees.

         10.2 Remedies. The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any party hereto shall not preclude or constitute a waiver of its right to use any and all other remedies. Such rights and remedies are given in addition to any other rights and remedies a party may have by law, statute or otherwise.

         10.3 Exhibits and Schedules. The Exhibits and Schedules referred to herein, including the Disclosure Schedule and its exhibits, are incorporated herein by this reference.

         10.4 Attorneys' Fees. In the event of any litigation or arbitration proceedings arising out of this Agreement, the prevailing party shall be entitled to an award of its attorneys' fees and costs (including any fees and costs incurred in appellate proceedings) against the losing party.

         10.5 Risk of Loss. Prior to the Closing, the risk of loss, damage to, or destruction of any assets of the Company shall remain with the Company and the Shareholders.

         10.6 Assignment and Amendment of Agreement. This Agreement shall not be assignable by any of the parties hereto except with the written consent of the other party. This Agreement may be amended by written agreement of the parties hereto and any such amendment may:

                  (a) change the time or place for performance of any of the obligations or acts of the parties hereto, including changes of time and date of the Closing Date or of the place of Closing,

                  (b) waive any inaccuracies in or modify the representations contained in this Agreement or in any Exhibits or Schedules hereto or in any documents delivered pursuant hereto, and

                  (c) waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the parties hereto.

         10.7 Notices. Any notice or communication given pursuant hereto by either party to the other party shall be in writing and delivered or mailed by certified mail, return receipt requested, postage prepaid, as follows:

              If to Parent or Sub:     Renex Corp.
                                       2222 Ponce de Leon Boulevard, Suite 300
                                       Coral Gables, Florida 33140
                                       Attention: James P. Shea, President

              Copy to:                 Wallace, Bauman, Fodiman & Shannon, P.A.
                                       2222 Ponce de Leon Boulevard, Sixth Floor
                                       Coral Gables, Florida 33134
                                       Attention:  Bryan W. Bauman, Esq.

              If to the Company        Dialysis Facilities, Inc.
              or Shareholders:         1828 Raymond Road
                                       Jackson, Mississippi
                                       Attention:  Jeffery C. Finch

              Copy to:                 Daniel Coker Horton & Bell
                                       111 East Capital Street, Suite 600
                                       Jackson, Mississippi 39205
                                       Attention:  Rex D. Harvey, Esq.

or at such other address as hereafter shall be furnished in writing by any party hereto to the other parties.

         10.8 Entire Agreement. This Agreement, the Disclosure Schedule and all exhibits attached thereto, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written of the parties.

         10.9 Waiver. Any forbearance, failure or delay by any of the parties hereto to exercise any right, power or remedy hereunder shall not be deemed a waiver of such right, power or remedy and any single or partial exercise of any such right, power or remedy hereunder shall not preclude the further exercise thereof and every right, power or remedy of either party shall continue in full force and effect unless waived specifically by an instrument in writing executed by such party.

         10.10 Governing Law. This Agreement shall be construed in accordance with the laws of the State of Florida. Each party hereto irrevocably submits to the jurisdiction of the Circuit Court of Dade County, Florida, in any action or proceeding arising out of or relating to this Agreement and each party irrevocably agrees that all claims in respect of any such action or proceeding must be brought and/or defended in such court.

         10.11 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         10.12 Captions. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

         10.13 Successors and Assigns. All of the terms of this Agreement shall be binding upon and inure to the benefit of, and be enforceable by and against the parties and their respective successors and assigns.

         10.14 Interpretation. Handwritten provisions inserted in this Agreement, initialed in ink, shall control all typewritten provisions in conflict therewith. This Agreement shall not be construed more strongly against or in favor of any party, regardless of who is responsible for its preparation.

         10.15 Severability. In the event any provision of this Agreement or the application of such provision to any part shall be held by a court of competent jurisdiction to be contrary to any rule of law or public policy, the remaining provisions of this Agreement shall remain in full force and effect.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

Signed, sealed, and delivered in the     PARENT:
presence of:
                                         RENEX CORP., a Florida corporation

-------------------------------------
Print Name:
           --------------------------

                                         By: /s/ JAMES P. SHEA
-------------------------------------       ------------------------------------
Print Name:                                      JAMES P. SHEA, President
           --------------------------

                                         SUB:

                                         RENEX ACQUISITION CORP., a Mississippi
                                         corporation

Print Name:
           --------------------------

                                         By: /s/ JAMES P. SHEA
-------------------------------------       ------------------------------------
Print Name:                                      JAMES P. SHEA, President
           --------------------------

                                        COMPANY:

                                        DIALYSIS FACILITIES, INC., a Mississippi corporation

-------------------------------------
Print Name:
           --------------------------

                                        By: /s/ C. DAVID FINCH, JR., M.D.
-------------------------------------      -------------------------------------
Print Name:                             Name: C. DAVID FINCH, JR., M.D.
           --------------------------        -----------------------------------
                                        Title: President
                                              ----------------------------------

                                        SHAREHOLDERS:


                                        /s/ C. DAVID FINCH, JR., M.D.
                                        ----------------------------------------
                                                C. DAVID FINCH, JR., M.D.

                                        /s/ CHARLES D. FINCH, SR.
                                        ----------------------------------------
                                                  CHARLES D. FINCH, SR.

                                        /s/ JEFFERY C. FINCH
                                        ----------------------------------------
                                                    JEFFERY C. FINCH




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